Exhibit 4.1

CALCULATION AGENCY AGREEMENT

THIS AGREEMENT dated as of August 17, 2017, between DXC TECHNOLOGY COMPANY (formerly known as Everett Spinco, Inc.), a Nevada Corporation (hereinafter called the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association.

The Issuer proposes to issue its Senior Floating Rate Notes due 2021 (the “Floating Rate Notes”) under the Indenture dated as of March 27, 2017 (the “Base Indenture”) between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Fourth Supplemental Indenture, dated as of August 17, 2017 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee. Capitalized terms used in this Agreement and not otherwise defined herein are used as defined in the Indenture. The Floating Rate Notes will bear interest at a floating rate determined by reference to an interest rate formula and related procedures described in the Fourth Supplemental Indenture and the Floating Rate Notes, a form of which is attached hereto as Exhibit A.

For the purpose of appointing an agent to calculate the interest rate on the Floating Rate Notes, the Issuer and U.S. Bank National Association agree as follows:

Section 1. Upon the terms and subject to the conditions contained herein, the Issuer hereby appoints U.S. Bank National Association as its agent (in such capacity, the “Calculation Agent”), and the Calculation Agent hereby accepts such appointment as the Issuer’s agent, for the purpose of calculating the interest rates on the Floating Rate Notes in the manner and at the times provided in the Floating Rate Notes, the Indenture and the provisions of this Agreement.

Section 2. The Calculation Agent shall exercise due care to determine the interest rates on the Floating Rate Notes in accordance with the procedures provided for in the Floating Rate Notes and the Indenture, and shall communicate the same to the Issuer, The Depository Trust Company, the paying agent (as of the date hereof, the Trustee) and any other paying agent identified to it in writing as soon as practicable after each determination. The Calculation Agent will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect with respect to such Floating Rate Note and, if determined, the interest rate with respect to such Floating Rate Note which will become effective on the next Interest Reset Date.

Section 3. The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Issuer agrees:

(a) The Calculation Agent shall be entitled to such compensation as agreed upon in writing with the Issuer for all services rendered by the Calculation Agent in its capacity as Calculation Agent. The Issuer agrees to reimburse the Calculation Agent for reasonable legal fees and reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of its outside counsel) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Company shall reasonably require, except any expenses or disbursements attributable to its negligence, bad faith or willful misconduct. The

Issuer also agrees to indemnify the Calculation Agent and its officers, directors, employees, representatives and agents for, and to hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim of liability) incurred by the Calculation Agent and its officers, directors, employees, representatives and agents that arises out of or in connection with its accepting appointment as, or acting as, Calculation Agent hereunder, except such as may result from the negligence, bad faith or willful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent and its officers, directors, employees, representatives and agents shall incur no liability and shall be indemnified and held harmless by the Issuer for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) the opinion or advice of legal or other professional advisors satisfactory to it or (ii) written instructions from the Issuer. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to calculate any interest rate hereunder. The provisions of this Section shall survive the termination of this Agreement or the earlier resignation or removal of the Calculation Agent.

(b) In acting under this Agreement and in connection with the Floating Rate Notes, the Calculation Agent is acting solely as agent of the Issuer and does not assume any obligations or relationship of agency or trust for or with any of the owners or holders of the Floating Rate Notes.

(c) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Floating Rate Notes, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

(d) The Calculation Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Floating Rate Notes, with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Issuer as freely as if it were not the Calculation Agent.

(e) Neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Issuer for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their negligence, bad faith or willful misconduct.

(f) The Calculation Agent may consult with counsel of its selection (and such counsel may be counsel to the Issuer or any of its affiliates and may include any of its employees) and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(g) The Calculation Agent shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Calculation Agent.

(h) Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Issuer made or given by it under any provision of this Agreement shall be sufficient if signed by any officer or director of the Issuer.

(i) The Calculation Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(j) The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Issuer of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall never be earlier than 30 days after the receipt of such notice by the Issuer, unless the Issuer agrees to accept less notice. The Calculation Agent may be removed at any time by the filing with it of any instrument in writing signed on behalf of the Issuer and specifying such removal and the date when it is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Issuer, as hereinafter provided, of a successor Calculation Agent. If within 30 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent or the Issuer may petition a court of competent jurisdiction, at the expense of the Issuer, to appoint a successor Calculation Agent. A successor Calculation Agent shall be appointed by the Issuer by an instrument in writing signed on behalf of the Issuer and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so superseded shall cease to be such Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Issuer of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it hereunder (except any expenses or disbursements attributable to its negligence, bad faith or willful misconduct).

(k) Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor and to the Issuer an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

(l) Any corporation into which the Calculation Agent may be merged, or any corporation with which the Calculation Agent may be merged, or any corporation with which the Calculation Agent may be consolidated, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its corporate trust business shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, consolidation or sale shall forthwith be given to the Issuer and the paying agent (as of the date hereof, the Trustee).

(m) In no event shall the Calculation Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Calculation Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(n) The Calculation Agent makes no representations and has no responsibility for the validity, sufficiency, value or genuineness of any of the certificates or the Floating Rate Notes represented thereby.

(o) No provision of this Agreement will require the Calculation Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

(p) The Calculation Agent may conclusively rely on and shall be protected in acting or refraining from acting upon any statement, request, document, certificate, agreement, opinion, notice, letter or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Calculation Agent shall reasonably believe to be genuine and to have been signed or presented by the proper person or persons.

Section 4. Any notice required to be given hereunder shall be delivered in person, sent by letter, facsimile, email or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within twenty-four hours by letter, email or facsimile), in the case of the Issuer, to:

DXC Technology Company

1775 Tysons Boulevard

Tysons, Virginia 22102

Attention: Ceyhun Cetin

Assistant Treasurer

Telephone: (703) 245-1559

Email: ccetin@dxc.com

and in the case of the Calculation Agent to:

U.S. Bank National Association

Global Corporate Trust Services James Center II

1021 East Cary Street, Suite 1850 Richmond, Virginia 23219

Attention: Elizabeth A. Boyd, Vice President

Telephone: (804) 343-1564

Facsimile: (804) 343-1572

Email: elizabeth.boyd@usbank.com

or to any other address of which any party shall have notified the others in writing as herein provided. Any notice hereunder given by telephone, facsimile, email or letter shall be deemed to be received when in the ordinary course of transmission or post, as the case may be, it would be received.

Section 5. This Agreement may be amended only by a writing duly executed and delivered by each or he parties signing below.

Section 6. THIS AGREEMENT, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 7. This Agreement may be executed by each of the parties hereto in any number of counterparts (including by means of electronic transmission (e.g., “pdf” or “tif” files)), each of which counterparts, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

Section 8. In the event of any conflict relating to the rights or obligations of the Calculation Agent in connection with the calculation of the interest rate on the Floating Rate Notes, the relevant terms of this Agreement shall govern such rights and obligations.

Section 9. EACH OF THE ISSUER AND THE CALCULATION AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 10. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Calculation Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Calculation Agent. The parties to this Agreement agree that they will provide the Calculation Agent with such information as it may request in order for the Calculation Agent to satisfy the requirements of the U.S.A. Patriot Act.

Section 11. The Calculation Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Calculation Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 12. The Calculation Agent, at the request of the Issuer, has determined, prior to the date of execution and delivery of this Agreement, the initial interest rate for the Floating Rate Notes. In connection with such determination, the Calculation Agent shall be entitled to the same rights, protections, exculpations and immunities otherwise available to it under this Agreement.

[Signature Page Follows]

Very truly yours,

DXC TECHNOLOGY COMPANY

By:	/s/ Paul N. Saleh
Name:	Paul N. Saleh
Title:	Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Calculation Agent

By:	/s/ Elizabeth A. Boyd
Name:	Elizabeth A. Boyd
Title:	Vice President

Exhibit A – Form of Floating Rate Notes